May 1, 2025

Wellington Management Company LLP

280 Congress Street

Boston, MA 02210

RE:	Sub-Advisory Agreement – The Hartford Mutual Funds II, Inc. – Revised
Schedules A and B

Pursuant to Section 15 of the Sub-Advisory Agreement dated August 2, 2017 (the “Agreement”), attached is the revised Schedules A and B to the Agreement, which reflect the removal of Hartford Quality Value Fund.

By signing below, you acknowledge your acceptance of the revised Schedules A and B, which will then replace the current Schedules A and B to the Sub-Advisory Agreement, effective after the close of business on October 13, 2023.

Agreed and Accepted:

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Charles Mulhern

Name: Charles Mulhern

Title: Senior Managing Director

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: /s/ Vernon J. Meyer

Name: Vernon J. Meyer

Title: Chief Investment Officer

Schedule A

List of Funds

This Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Wellington Management Company LLP dated August 2, 2017, is effective after the close of business on October 13, 2023.

THE HARTFORD MUTUAL FUNDS II, INC.

ON BEHALF OF:

The Hartford Growth Opportunities Fund

The Hartford Small Cap Growth Fund

Schedule B

Fees Paid to the Sub-Adviser

This Schedule B to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Wellington Management Company LLP dated August 2, 2017, is effective after the close of business on October 13, 2023.

[REDACTED]